Consent of Independent Registered
Public Accounting Firm

To the Shareholders and Board of Directors
of Raymond James Financial, Inc.:

We consent to the incorporation by reference in registration statements (No. 333-68821, 333-59449, 333-74716, 333-103280, 333-103277 and 333-98537) on Form S-8 and (No. 333-51840) on Form S-3 of Raymond James Financial, Inc. and Subsidiaries of our report dated December 6, 2004, relating to the consolidated statements of financial condition of Raymond James Financial, Inc. and Subsidiaries as of September 24, 2004 and September 26, 2003, and the related consolidated statements of operations and comprehensive income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended September 24, 2004, which report appears in the September 24, 2004, annual report on Form 10-K of Raymond James Financial, Inc.

Our report refers to a change in fiscal year 2003 in the Company's method of accounting for stock-based compensation.

KPMG LLP

Tampa, Florida
December 8, 2004